Exhibit 10.30.2

HEADQUARTERS
Keith Kleinsmith	Phone: 1 313 755 4749
Vice President — Human Resources
17000 Rotunda Drive, Suite B3-6
Dearborn, MI 48120-1100
USA
February 20, 2008
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
Attention: Dorothy L. Stephenson, Senior Vice President — Human Resources

Re:	Visteon Hourly Employee Lease Agreement effective October 1, 2005, as amended by Amendment No, 1 dated November 16, 2006 (the “Agreement”) between Visteon Corporation (“Visteon”) and Automotive Components Holdings, LLC (“ACH”)
Ladies and Gentlemen:
     This letter is intended to reflect our understanding with respect to certain matters associated with the referenced Agreement, including an additional indemnity to be provided under the referenced Agreement in the event that ACH sub-assigns hourly Leased Employees to Zeledyne, L.L.C. (“Zeledyne”). All terms with initial capitalization used herein have the definitions given in the Agreement, unless otherwise stated herein.
     For valuable consideration, Visteon and ACH have reached agreement on a modification of the Agreement, applicable solely to hourly Leased Employees assigned to ACH’s automotive glass business (“Hourly Leased Employees”) as follows:
     1. ACH may elect to sub-assign Hourly Leased Employees to Zeledyne for a period not to exceed one month from the closing of the sale of ACH’s automotive glass business to Zeledyne (the “Zeledyne Hourly Sub-Assignment”).
     2. The Agreement is amended to add at the end of Section 6.01 the following language:
     “In the event of the Zeledyne Hourly Sub-Assignment, in addition to the indemnities specified in the Agreement, ACH shall also indemnify the Visteon Indemnitees against and hold them harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding brought against any Visteon Indemnitee) incurred or suffered by any Visteon Indemnitee arising out of any employment or other claims of any kind by any Hourly Leased Employees sub-assigned to Zeledyne to the extent based on events that occur during the term of the Zeledyne Hourly Sub-Assignment (the “Supplemental Indemnity”), provided that the Supplemental Indemnity shall not apply to:
(i)	breach of any obligations of Visteon under the Agreement;

(ii)	any payroll, or benefit claim by Hourly Leased Employees regardless of when they arise;

(iii)	any claim by an Hourly Leased Employee (or their dependents or beneficiaries), or any other person, including without limitation, claims made to the Pension Benefit Guaranty

February 20, 2008
Corporation, the Department of Labor, the Internal Revenue Service, the Securities and Exchange Commission or comparable federal or national agencies in the United States, arising, out of or in connection with the operation, administration, funding or termination of any of the employee benefit plans applicable to the Hourly Leased Employees regardless of when they arise; and

(iv)	any claim of any Leased Employees to the extent, arising out of events that occur before or after the term of the Zeledyne Hourly Sub-Assignment.”
     Please acknowledge your concurrence, which will serve to amend the Agreement, by signing and dating this letter and returning a copy to the undersigned. Except as modified above, the terms and conditions of the Agreement remain unchanged.

Yours truly, AUTOMOTIVE COMPONENTS HOLDINGS, LLC
By:	/s/ Keith Kleinsmith
Keith Kleinsmith
Vice President — Human Resources

Concur:

VISTEON CORPORATION

By:	/s/ Dorothy L. Stephenson
Dorothy L. Stephenson
Title:	Senior vice President, Human Resources

Dated:	February 21, 2008